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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12

                             HERCULES INCORPORATED
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                      INTERNATIONAL SPECIALTY PRODUCTS INC.
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

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      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

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      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

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      (3)       FILING PARTY:  NOT APPLICABLE.

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      (4)       DATE FILED:  NOT APPLICABLE.

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
                        INTERNATIONAL SPECIALTY PRODUCTS


                                                                April 14, 2001

Fellow Hercules Stockholder:

           The Hercules Board makes no attempt in its recent solicitation materials to defend its corporate stewardship nor does it make mention of the Company's disastrous stock price performance over the past five years. During that time, you have seen the elimination of your dividend and the improvident BetzDearborn acquisition which has had a crippling effect on the Company's balance sheet. At the same time, the Board has continued to perpetuate anti-shareholder positions with respect to important corporate governance issues and has failed to maintain any semblance of continuity with respect to the Company's executive leadership, where a revolving door policy has led to a succession of four Chief Executives in 22 months, with a search for a fifth now underway.

                               TIME FOR THE FACTS

           The Hercules Board is seeking, we believe, to divert your attention from its indefensible record, and we urge you to consider the FACTS and then decide for yourself whose nominees will act in your best interests.


      (1) HERCULES' CLAIM: As a result of an exhaustive internal study of the "rapid consolidation" of the specialty chemicals industry, the Hercules Board reached the conclusion that "becoming part of a larger enterprise is the best strategic path for the Company."

      THE FACTS: After five years of strategic "flip-flops" - which have taken the Company from an aggressive acquisition program (adopted at or close to the top of the specialty chemicals acquisition market), to a niche acquisition strategy, to a partial restructuring program involving the sale of non-core businesses - it's about time that the Hercules Board arrived at this obvious conclusion.

           The Hercules Board neglects to point out that its sudden interest in "maximizing stockholder value" came we believe as a result of our presence as the Company's largest Hercules stockholder and our letter to the Board more than six months ago. The letter stated that "it has become all too apparent to us that the course Hercules is now pursuing will not enhance stockholder value but erode it instead" and went on to recommend that "the Hercules Board abandon its `too little, too late' approach and promptly entertain a sale of the Company while the time is still propitious."

           ASK YOURSELF: WHY DID THE HERCULES BOARD PURSUE SO MANY FLAWED STRATEGIES, WHICH PRODUCED SO FEW POSITIVE RESULTS, WASTED VALUABLE TIME, AND ALLOWED THE COMPANY'S OPERATING BUSINESSES TO DETERIORATE WHEN FACTORS NOTED IN THE COMPANY'S "INTERNAL STUDY" WERE PLAIN FOR ALL TO SEE?


           (2) HERCULES' CLAIM: The paramount concern of the Hercules Board is the maximization of stockholder values for all Hercules stockholders.

      THE FACTS: We urge you to consider the record of the Hercules nominees and their preoccupation with positions, perks, and parachutes. Although Hercules has been unable to produce anything but capital losses for the Company's stockholders in recent years, this has not prevented the Board from treating the Company's top executives in a free-handed fashion. While Hercules' four most recent Chief Executives were compensated lavishly during their terms of service, their remuneration pales in comparison to the incentives they were given to take retirement. We estimate that payments to be made to these executives in connection with their separation from the Company will cost Hercules in excess of $30 million, an expense the Company's stockholders can ill afford. And to add insult to injury, the Board recently granted four of Hercules' top executives golden parachute contracts which could cost Hercules' stockholders more than an estimated $10 million.

           Not until ISP surfaced last year, did the Hercules Board begin to take steps to eliminate other unnecessary and costly perks. According to a recent Delaware News Journal article (March 25, 2001), Hercules just sold its Wilmington guest house earlier this year for $2.2 million and is currently attempting to dispose of the Hercules Country Club and corporate jet.

           Our nominees have no interest in the perquisites associated with Board positions. Like you, their sole interest is in the maximization of stockholder value for the benefit of all Hercules stockholders.

           ASK YOURSELF: IS HERCULES BEING RUN MAINLY IN YOUR INTEREST OR FOR THE BENEFIT OF THE HERCULES BOARD AND INCUMBENT MANAGEMENT, AND WHICH NOMINEES ARE MORE LIKELY TO BEST REPRESENT YOUR INTERESTS?


      (3) HERCULES' CLAIM: We have "serious concerns" about ISP and its interest in acquiring additional shares in light of the fact that it has declined to make an offer to acquire the Company.

      THE FACTS: First, we made clear in our February 28th letter to Mr. Gossage that we had decided not to participate in the auction process, in spite of the Company's repeated invitations, "in large measure because we view our Hercules stake as an investment and so that there could be no claim that our participation, as the Company's major shareholder, would have a chilling effect on other interested bidders." Second, our interest in acquiring additional Hercules shares was based simply on our judgment that they were undervalued.


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MOREOVER, WE HAVE CONSISTENTLY COMMUNICATED TO HERCULES OUR WILLINGNESS TO ENTER
INTO A "STANDSTILL" AGREEMENT ACCEPTING ANY "REASONABLE CONDITIONS" WITH RESPECT TO OUR OWNERSHIP POSITION IN ORDER TO ADDRESS ANY OF THE COMPANY'S "LEGITIMATE CONCERNS" REGARDING POTENTIAL CONTROL ISSUES.

           When we proposed our $17.50 per share tender offer last October, we recommended that the Hercules Board entertain a sale of the Company. In making our proposal, we acknowledged that "Hercules shares should be worth more in a sale of the Company" and stated that the offer was an "expression of our confidence" in the proposed course of action to sell the Company and was designed to "provide those Hercules shareholders who wished to sell their shares now with an opportunity to do so at a [then] 25% premium above the current market price." When the Hercules Board refused to permit our tender offer to go forward, we then proposed a compromise whereby the Company would revise the threshold for its poison pill from the current 10% to 20%.

           Finally, there is nothing inconsistent with our making an additional investment in Hercules on the one hand and the Company's "on-going sale process" on the other. As we stated in our February 28th letter, we have assured Hercules that, regardless of the size of our holdings in the Company, "we would support the sale of the Company at a fair price."

           ASK YOURSELF: IF THE REAL CONCERN OF THE HERCULES BOARD WITH RESPECT TO OUR OFFER TO PURCHASE ADDITIONAL SHARES RELATED TO POTENTIAL CONTROL ISSUES, WHY DID IT REFUSE TO DISCUSS OUR OFFER OF A "STANDSTILL" AGREEMENT WITH APPROPRIATE RESTRICTIONS ON OUR OWNERSHIP POSITION?


           (4) HERCULES' CLAIM: We believe that "because of Mr. Heyman's prior activities...ISP's nominees are not the right people for the job."

           THE FACTS: We agree that the prior activities of Mr. Heyman should be important to your decision, and we urge you to look at the record.

           You should know that Mr. Heyman has been involved as either an activist stockholder in proxy contests, as is currently the case with respect to Hercules, or as a potential acquiror, with respect to other companies. While it is true that we made money in all these instances, the Hercules Board neglects to point out that we succeeded on each occasion in the creation of more than $5 1/2 billion of increased wealth for ALL stockholders of those companies. This we believe is why stockholders in those companies supported our past efforts. Should Hercules stockholders elect our nominees, we will make every effort to help maximize value for all Hercules stockholders. As to the prior activities of the Hercules Board, it has presided over the destruction of more than $5 1/2 billion of stockholder value in the last five years.

           ASK YOURSELF: BASED ON THE RECORD, WHOM DO YOU CONSIDER MORE QUALIFIED TO MAXIMIZE STOCKHOLDER VALUES AT HERCULES?


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
      (5) HERCULES' CLAIM: With respect to the Company's director election Bylaw, which the Hercules Board claims requires an affirmative vote of a majority of all outstanding shares to unseat an incumbent director, the Board has stated, "We do not believe there is anything unfair, or contrary to shareholder interests, in requiring that a nominee secure the affirmative support of a majority of the equity of the Company in order to be elected."

      THE FACTS: The Hercules' Board neglects to explain that it has established one rule for insurgent nominees and another for incumbents. Moreover, under its interpretation of the Company's Bylaw, for which incidentally we have been unable to find a single precedent in all of Corporate America, our nominees could receive votes representing 53 million shares of the 108 million shares outstanding, for example, and the incumbent Hercules directors would continue in office even if they failed to receive a single vote!

      Hercules' indefensible Bylaw makes abundantly clear in our opinion not only the Board's disregard for the interests of the Company's stockholders but so also its willingness to say or do anything in order to serve their own interests and continue themselves in office. The Board's position here is, we believe, an insult to the intelligence of the Company's stockholders.

           ASK YOURSELF: WHETHER HERCULES' BYLAW IS ANYTHING MORE THAN A STRATAGEM TO ENSURE PERPETUATION OF THE COMPANY'S ENTRENCHED BOARD?

           GIVEN THE ELECTION TACTICS OF THE HERCULES BOARD AND THE FACT THAT A VOTE NOT CAST IS THE EQUIVALENT OF A VOTE FOR THE HERCULES NOMINEES, YOUR VOTE IS ESPECIALLY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                      ------------------------------------

              IN YOUR OWN BEST INTEREST, WE URGE YOU TO REJECT THE
           TACTICS OF THE HERCULES BOARD AND SUPPORT OUR NOMINEES FOR
        ELECTION AS HERCULES DIRECTORS. PLEASE SIGN, DATE AND RETURN THE
                        ENCLOSED BLUE PROXY CARD - TODAY!
                                 ----


      /s/ Samuel J. Heyman                        /s/ Sunil Kumar


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        If you have any questions or need assistance voting your shares,

             please call the firm assisting us in this solicitation:


                                   GEORGESON
                                  SHAREHOLDER
                               COMMUNICATIONS INC.


                           17 State Street, 10th Floor
                            New York, New York 10004
                          CALL TOLL-FREE (800) 223-2064

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